Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2012 RESULTS

Financial Highlights:

•	Revenue of $70.8 million, a decrease of 1.3% from $71.7 million in 1Q12 and a decrease of 15.6% from $83.9 million in 2Q11.

•	Gross margin of 52.3%, compared to 55.1% in 1Q12 and 60.4% in 2Q11.

•
Net loss of $0.11 per basic and diluted share, compared to net loss of $0.07 per basic and diluted share in 1Q12 and net income of $0.11 per diluted share in 2Q11. 2Q12 financial results included a $10.5 million ($0.09 per basic and diluted share) income tax expense, $1.0 million of acquisition related costs and $0.1 million of restructuring related charges. 1Q12 financial results included approximately $7.9 million ($0.07 per diluted share) of income tax expense, $1.7 million of acquisition related costs and $0.6 million of restructuring related charges.

HILLSBORO, OR - July 19, 2012 - Lattice Semiconductor Corporation (NASDAQ: LSCC) today announced financial results for the fiscal second quarter ended June 30, 2012.

For the second quarter, revenue was $70.8 million, a decrease of 1.3% from the $71.7 million reported in the prior quarter, and a decrease of 15.6% from the $83.9 million reported in the same quarter a year ago. FPGA revenue for the second quarter was $24.9 million, an increase from the $23.3 million reported in the prior quarter, and a decrease from the $27.9 million reported in the same quarter a year ago. PLD revenue for the second quarter was $45.9 million, a decrease from the $48.4 million reported in the prior quarter, and a decrease from the $56.0 million reported in the same quarter a year ago.

Net loss for the second quarter was $12.5 million ($0.11 per basic and diluted share), compared to prior quarter net loss of $7.7 million ($0.07 per basic and diluted share) and net income of $13.0 million ($0.11 per diluted share) reported in the same quarter a year ago. In the second quarter of 2012, Lattice recorded a tax provision of $10.5 million ($0.09 per basic and diluted share) compared to a tax provision of $7.9 million ($0.07 per basic and diluted share) recognized during the first quarter of 2012. Second quarter of 2012 and first quarter of 2012 taxes reflect the implementation of our new global tax structure. Second quarter of 2012 results include approximately $1.0 million of acquisition related costs compared to $1.7 million in the first quarter of 2012. Second quarter of 2012 financial results include $0.1 million of restructuring related charges as compared to approximately $0.6 million of restructuring related charges included in the first quarter of 2012 financial results.

Darin G. Billerbeck, President and Chief Executive Officer, said, “During the second quarter of 2012, we continued to feel the effect of macro headwinds on our business and we were impacted by customer mix. Growth in our strategic accounts, which tend to carry lower margins, was offset by continued weakness in the worldwide distribution channel, especially in Europe. Our new product growth remained strong. We continue to stay focused on streamlining our Company structure while driving our overall product costs downward. Our recent foundry partner announcement with UMC was another step to increase our new product innovation, lower our costs, and to further advance our non-volatile memory technology acquired from SiliconBlue.”

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, “Total operating expenses in the second quarter were $39.8 million, including approximately $1.0 million in acquisition related charges and approximately $0.1 million in restructuring charges. Second quarter spending also included severance charges of approximately $1.4 million related to streamlining and improving operational efficiencies, which included a headcount reduction of approximately 5%. Operating charges for the quarter represent a near-term peak. Gross margin was 52.3%. We continue to implement cost reductions that are targeted to increase gross margins. During the second quarter, we completed our 2011 restructuring plan, which has been focused primarily on our R&D and operations worldwide. In addition, we repurchased approximately 1.1 million shares valued at approximately $5.4 million; our year to date total shares repurchased is approximately 1.3 million shares valued at approximately $7.0 million under our previously announced 2012 stock buyback program.”

Second Quarter 2012 Business Highlights:

•
Reached Milestone One Millionth MachXO2 Programmable Logic Device Shipment: Less than four months after the MachXO2™ family's production release, the one millionth device was shipped. MachXO2 customers are using the versatile devices as an essential design solution for applications in numerous markets, including consumer, communications, computing, industrial and medical.

•
Announced Production Release of iCE40 "Los Angeles" LP-Series and HX-Series mobileFPGA Device Families: Lattice announced that its iCE40™ "Los Angeles" mobileFPGA™ family has been fully qualified and released into volume production. The iCE40 mobileFPGA family, fabricated on non-volatile 40nm technology, follows the very successful 65nm iCE65™ family that has already been adopted by large consumer electronics OEMs. These customers have taken advantage of its flexibility, low power, low cost and small footprint to quickly create new and innovative consumer products within ever shrinking development cycles.

•
Shipped First Samples of LatticeECP4 FPGAs: Lattice announced that it has begun shipping the highest density member of its next generation LatticeECP4™ FPGA family to select customers. The new LatticeECP4 FPGA family offers high performance innovations such as 6G SERDES in low cost packages, powerful DSP blocks and built-in hard IP-based communication blocks. The highest density device in the family, the LatticeECP4-190, features 183K LUTs, 480 double data rate DSP multipliers (18x18), 5.8 Mbits of memory and twelve 6 Gbps SERDES channels, making it ideally suited for a broad range of cost- and power-sensitive wireless, wireline, video and computing applications.

•
Announced Revolutionary Power Management Architecture: Lattice announced a scalable, in-system upgradable, star topology power management architecture that can be used across a wide range of circuit boards requiring more than 12 power supply rails. Lattice has simultaneously made available two new application notes for its award winning Platform Manager™ devices that will enable customers to quickly adopt the new architecture. Designers are now more easily able to modify their designs to meet unforeseen power management requirements and minimize the need for a board re-spin.

Business Outlook - Third Quarter 2012:

•	Revenue is expected to be approximately flat plus or minus 2% on a sequential basis.

•	Gross margin percentage is expected to be approximately 52% plus or minus 2%.

•	Total operating expenses are expected to be approximately $38.0 million, including approximately $0.8 million in acquisition related charges (primarily amortization of intangible assets).

Investor Conference Call / Webcast Details:

Lattice Semiconductor will review the Company's financial results for the second quarter of 2012 and business outlook for the third quarter of 2012 on Thursday, July 19, 2012 at 5:00 p.m. EDT. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number 97353599. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately two hours after the conclusion of the live call through 11:59 p.m. EDT on July 26, 2012, by telephone at 1-404-537-3406. To access the replay, use conference identification number 97353599. A webcast replay will also be available on Lattice's investor relations website at www.latticesemi.com.

Forward-Looking Statements Notice:

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our business outlook, including those statements under the heading “Business Outlook - Third Quarter 2012” relating to expected revenue, gross margin, total operating expenses, and projected acquisition related charges; our continuing to focus on streamlining Company structure and implementing cost reductions; and the current level of operating expenses being a near-term peak. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our Mature, Mainstream and New products, and in particular our MachXO™ and LatticeECP3™ devices, the ability to supply products to customers in a timely manner or changes in our distribution relationships.

Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. In addition, our results could vary due to our acquisition of SiliconBlue. We have not had experience operating SiliconBlue or projecting its operating results. The acquisition of a new company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, issues with integrating SiliconBlue, could adversely affect our profitability during the quarter.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor:

Lattice is a service-driven developer of innovative low cost, low power programmable design solutions. For more information about how our FPGA, CPLD and programmable power management devices help our customers unlock their innovation, visit www.latticesemi.com. You can also follow us via Twitter, Facebook, or RSS.

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Lattice Semiconductor Corporation, Lattice (& design), L (& design), MachXO2, MachXO, iCE40, iCE65, mobileFPGA, LatticeECP4, LatticeECP3, and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2012	March 31, 2012	July 2, 2011	June 30, 2012	July 2, 2011
Revenue	$70,792	$71,700	$83,861	$142,492	$166,476
Costs and expenses:
Cost of products sold	33,741	32,215	33,190	65,956	66,196
Research and development	19,363	19,146	18,631	38,509	38,771
Selling, general and administrative	19,405	17,923	17,738	37,328	34,908
Acquisition related charges (1)	982	1,707	—	2,689	—
Restructuring (2)	87	556	1,387	643	3,222
	73,578	71,547	70,946	145,125	143,097
(Loss) income from operations	(2,786)	153	12,915	(2,633)	23,379
Other income, net (3)	694	64	268	758	931
(Loss) income before provision for income taxes	(2,092)	217	13,183	(1,875)	24,310
Provision for income taxes (4)	10,450	7,931	152	18,381	360
Net (loss) income	$(12,542)	$(7,714)	$13,031	$(20,256)	$23,950

Net (loss) income per share (5):
Basic	$(0.11)	$(0.07)	$0.11	$(0.17)	$0.20
Diluted	$(0.11)	$(0.07)	$0.11	$(0.17)	$0.20

Shares used in per share calculations (5):
Basic	117,874	118,174	118,047	118,024	118,021
Diluted	117,874	118,174	121,468	118,024	121,695
______________________
Notes:

(1)
The Company recorded consulting, legal costs, severance related integration costs and amortization of intangible assets associated with the acquisition of SiliconBlue from the acquisition date, December 16, 2011 through the first and second quarters of fiscal 2012.

(2)	Represents costs and adjustments incurred primarily related to the corporate restructuring plan announced on April 21, 2011.

(3)	During the second quarter of fiscal 2012 and first quarter of fiscal 2011 the Company recognized a gain on the sale of certain auction rate securities of $0.4 million and $0.6 million, respectively.

(4)	The tax provision for the first and second quarter of 2012 reflect our new global tax structure and resulting intercompany sale of inventory and fixed assets.

(5)
For the first and second quarters of fiscal 2012, the computation of diluted earnings per share excludes the effects of stock options, restricted stock units and ESPP shares as they are antidilutive. For all other periods presented the computation of diluted earnings per share includes the effects of stock options and restricted stock units as they are dilutive. ESPP shares are included if dilutive.

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$184,480	$210,134
Accounts receivable, net	60,380	36,993
Inventories	37,116	37,278
Other current assets	16,005	16,200
Total current assets	297,981	300,605

Property and equipment, net	42,064	40,430
Long-term marketable securities	4,661	6,946
Other long-term assets	8,510	11,628
Intangible assets, net of amortization	16,904	18,377
Goodwill (1)	44,808	44,808
Deferred income taxes	29,087	45,130
	$444,015	$467,924

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$38,963	$41,215
Deferred income and allowances on sales to sell-through distributors	12,356	10,761
Total current liabilities	51,319	51,976

Other long-term liabilities	20,497	22,387
Total liabilities	71,816	74,363

Stockholders' equity	372,199	393,561
	$444,015	$467,924

(1)	The Company is in the process of finalizing the purchase price accounting, as it relates to taxes, for the December 16, 2011 acquisition of SiliconBlue.

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -

	2Q12	1Q12	2Q11
Operations Information
Percent of Revenue
Gross Margin	52.3%	55.1%	60.4%
R&D Expense	27.4%	26.7%	22.2%
SG&A Expense	27.4%	25.0%	21.2%

Depreciation and amortization (in thousands)	5,243	5,027	4,426
Capital Expenditures (in thousands)	4,632	3,442	3,242
Stock Compensation Expense (in thousands)	2,054	1,624	1,737
Restructuring and severance related charges (in thousands)	1,493	556	1,387
Taxes Paid (cash, in thousands)	53	329	113

Balance Sheet Information
Current Ratio	5.8	5.6	6.6
A/R Days Revenue Outstanding	77	66	61
Inventory Months	3.3	3.4	3.2

Revenue% (by Product Family)
PLD	65%	67%	67%
FPGA	35%	33%	33%

Revenue% (by Product Classification)
New	20%	16%	10%
Mainstream	60%	53%	61%
Mature	20%	31%	29%

Revenue% (by Geography)
Asia	70%	64%	65%
Europe (incl. Africa)	17%	19%	22%
Americas	13%	17%	13%

Revenue% (by End Market)
Communications	52%	43%	47%
Industrial & Other	26%	28%	30%
Computing	12%	13%	13%
Consumer	10%	16%	10%

Revenue% (by Channel)
Distribution	56%	53%	57%
Direct	44%	47%	43%

New: LatticeECP4, LatticeECP3, MachXO2, Power Manager II, and iCE40
Mainstream: ispMACH 4000ZE, ispMACH 4000/Z, LatticeSC, LatticeECP2/M, LatticeECP, LatticeXP2, LatticeXP, MachXO, ispClock A/D/S, Software and IP
Mature: ispXPLD, ispXPGA, FPSC, ORCA 2, ORCA 3, ORCA 4, ispPAC, isplsi 8000V, ispMACH 5000B, ispMACH 2LV, ispMACH 5LV, ispLSI 2000V, ispLSI 5000V, ispMACH 5000VG, all 5-volt CPLDs, ispGDX2, GDX/V, ispMACH 4/LV, iCE65, ispClock, Power Manager I, all SPLDs
* Product categories are modified as appropriate relative to our portfolio of products and the generation within each major product family. New products consist of our latest generation of products, while Mainstream and Mature are older or based on unique late stage customer-based production needs. Generally, product categories are adjusted every two to three years, at which time prior periods are reclassified to conform to the new categorization. In the first fiscal quarter 2012 we reclassified our New, Mainstream and Mature product categories to better reflect our current product portfolio.